Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 20, 2012, relating to the consolidated financial statements of Monarch Community Bancorp, Inc. and Subsidiaries, as of December 31, 2011, which appear in the December 31, 2011 Annual Report on Form 10-K of Monarch Community Bancorp, Inc.

/s/ Plante & Moran, PLLC

Auburn Hills, Michigan

March 29, 2012